Exhibit 99.1

The TJX Companies, Inc. Reports Q3 FY19 Results with Very Strong Comp Sales Growth of 7%, Customer Traffic Up, and Above-Plan EPS; Updates Full-Year Guidance Reflecting Strong Q3 Performance

  Above-plan consolidated comp store sales increase of 7%
  Customer traffic was the primary driver of the comp sales increases at every division
  Net sales increased 12% to $9.8 billion
  Completed 2-for-1 common stock split; all per share amounts in this press release reflect the split
  Above-plan diluted EPS of $.61, which includes a $.02 negative impact from a pension settlement charge that was not contemplated in the Company’s most recent guidance, compared with $.50 in the prior year
  Updates full-year Fiscal 2019 guidance, reflecting strong Q3 results (details below)
  Returned $841 million to shareholders in the third quarter through share repurchases and dividends

FRAMINGHAM, Mass.--(BUSINESS WIRE)--November 20, 2018--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and earnings results for the third quarter ended November 3, 2018. Net sales for the third quarter of Fiscal 2019 increased 12% to $9.8 billion. Consolidated comparable store sales increased 7% over the comparable period last year ending November 4, 2017. Net income for the third quarter was $762 million and diluted earnings per share were $.61, versus the prior year’s $.50. Excluding a $.09 benefit due to items related to the 2017 Tax Cuts and Jobs Act (“2017 Tax Act”), and a $.02 negative impact from a pension settlement charge (described below), adjusted diluted earnings per share for the third quarter were $.54.

For the first nine months of Fiscal 2019, net sales were $27.8 billion, a 12% increase over last year. Consolidated comparable store sales for the first nine months of Fiscal 2019 increased 6%. Net income for the first nine months of Fiscal 2019 was $2.2 billion and diluted earnings per share were $1.75, versus the prior year’s $1.33. Excluding a $.26 benefit due to items related to the 2017 Tax Act, and a $.02 negative impact from a pension settlement charge (described below), adjusted diluted earnings per share for the first nine months of Fiscal 2019 were $1.52.

Third Quarter and Year-to-Date FY2019 Reconciliation of Diluted EPS to Adjusted EPS

	Third Quarter		Year-to-Date
	FY2019	FY2018	FY2019	FY2018

Diluted EPS	$.61	$.50	$1.75	$1.33
Pension Settlement Charge	$.02	-	$.02	-
2017 Tax Act Benefit	($.09)	-	($.26)	-

Adjusted Diluted EPS[1]	$.54	$.50	$1.52	$1.33
[1]Adjusted Diluted EPS totals may not foot due to rounding.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “We are extremely pleased with our strong third quarter results as both sales and earnings exceeded our expectations. Consolidated comparable store sales grew 7%, and we are especially pleased that this was driven by strong customer traffic at every division. Earnings per share increased to $.61, also above our plan. Marmaxx, our largest division, delivered an outstanding 9% comparable store sales increase, and this marks the 17th consecutive quarter that customer traffic was up at TJX and Marmaxx. Across our geographies, customers responded to our great merchandise and great values as we believe we continued to capture market share. We also saw continued strength in our apparel businesses. With our very strong third quarter results, we are updating our full-year outlook for sales and earnings per share. The fourth quarter is off to a solid start and we have many initiatives planned to keep driving traffic and sales this holiday season and beyond. We are excited about our focus on gifting and our marketing campaigns. We are well-positioned to capitalize on the plentiful buying opportunities we see in the marketplace and ship fresh merchandise assortments throughout the quarter. Longer term, we remain confident that we will continue our successful growth in the U.S. and around the world!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the third quarter, were as follows:

	Third Quarter		Third Quarter
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2019	FY2018	FY2019	FY2018

Marmaxx[5,6]	+9%	-1%	$5,973	$5,298
HomeGoods[7]	+7%	+3%	$1,464	$1,229
TJX Canada	+5%	+4%	$1,037	$983
TJX International (Europe & Australia)	+3%	+1%	$1,352	$1,252

TJX	+7%	0%	$9,826	$8,762

[1]Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. [2]Comparable store sales exclude Sierra Trading Post, tjmaxx.com, and tkmaxx.com. [3]Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. See below. [4]Figures may not foot due to rounding. [5]Combination of T.J. Maxx and Marshalls. [6]Net sales include Sierra Trading Post. [7]Net sales include Homesense stores in the U.S.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a one percentage point negative impact on consolidated net sales growth in the third quarter of Fiscal 2019 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 negative impact on third quarter Fiscal 2019 earnings per share, compared with a $.02 positive impact last year.

The movement in foreign currency exchange rates had a one percentage point positive impact on consolidated net sales growth in the first nine months of Fiscal 2019 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 positive impact on the first nine months of Fiscal 2019 earnings per share, compared with a neutral impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investors section of tjx.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Pension Settlement Charge

The Company recently purchased a group annuity contract under which the pension benefit obligations for certain U.S. retirees and beneficiaries under the Company’s pension plan were transferred to an insurer in exchange for $207 million in pension plan assets. As a result of this transaction, the pension plan’s total liability has been remeasured, resulting in a non-cash settlement charge to the Company that reduced third quarter Fiscal 2019 pretax income by $36 million and earnings per share by $.02, which was not contemplated in the Company’s most recent guidance.

Margins

For the third quarter of Fiscal 2019, the Company’s consolidated pretax profit margin was 10.7%. Excluding the pension settlement charge (described above), adjusted pretax profit margin was 11.0%, a 0.6 percentage point decrease compared with the prior year’s 11.6%.

Gross profit margin for the third quarter of Fiscal 2019 was 28.9%, a 0.9 percentage point decrease versus the prior year. Strong expense leverage was more than offset by increased freight costs, expenses associated with the Company’s supply chain, and an unfavorable year-over-year comparison related to the Company’s inventory hedges.

Selling, general and administrative (SG&A) costs as a percent of sales for the third quarter were 17.9%, a 0.2 percentage point decrease versus the prior year’s ratio.

Inventory

Total inventories as of November 3, 2018, were $5.5 billion, compared with $4.7 billion at the end of the third quarter last year. Consolidated inventories on a per-store basis as of November 3, 2018, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were up 9% on a reported basis (up 10% on a constant currency basis). The Company remains well-positioned to take advantage of the plentiful buying opportunities it sees in the marketplace and ship ever-changing gift assortments to its stores and online throughout the holiday season.

Share Buyback, Dividend, and Stock Split

During the third quarter, the Company returned a total of $841 million to shareholders. The Company repurchased a total of $600 million of TJX stock, retiring 11.4 million shares, and paid $241 million in shareholder dividends. For the first nine months of Fiscal 2019, the Company repurchased a total of $1.6 billion of TJX stock, retiring 34.0 million shares, and paid $682 million in shareholder dividends. The Company now expects to repurchase approximately $2.5 billion of TJX stock in Fiscal 2019. The Company may adjust this amount up or down depending on various factors. Also during the quarter, the Company split its common stock 2-for-1 by means of a stock dividend, which was distributed on November 6, 2018 to shareholders of record as of October 30, 2018.

Fourth Quarter and Full-Year Fiscal 2019 Outlook

For the fourth quarter of Fiscal 2019, the Company expects diluted earnings per share to be in the range of $.66 to $.67 compared to earnings per share of $.69 last year. Excluding an expected benefit of approximately $.10 per share due to items related to the 2017 Tax Act, the Company expects adjusted earnings per share to be in the range of $.56 to $.57 compared to adjusted earnings per share of $.59 last year. Similar to prior quarters, the Company expects the combination of incremental freight costs and wage increases to negatively impact fourth quarter EPS growth by approximately 5%. The Company also expects an additional negative impact to EPS growth due to the timing of expenses. This EPS outlook is based upon estimated consolidated comparable store sales growth of 2% to 3%.

For the 52-week fiscal year ending February 2, 2019, the Company expects diluted earnings per share to be in the range of $2.41 to $2.43 compared to earnings per share of $2.02 last year. The Company’s full-year guidance includes an expected benefit of approximately $.36 per share due to items related to the 2017 Tax Act and a $.02 negative impact from the third quarter pension settlement charge (described above). Excluding these items, the Company is increasing adjusted earnings per share guidance to a range of $2.08 to $2.09 which reflects its strong third quarter results. This would represent an 8% increase over the prior year’s adjusted earnings per share of $1.93. The Company expects that the combination of incremental freight costs and wage increases will negatively impact EPS growth by approximately 5%. This EPS outlook is now based upon estimated comparable store sales growth of 5% on a consolidated basis and 6% at Marmaxx.

The Company’s earnings guidance for the fourth quarter and full-year Fiscal 2019 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the fourth quarter.

Fourth Quarter and Full-Year FY2019 Reconciliation of Diluted EPS to Adjusted EPS Guidance

	Fourth Quarter		Full-Year
	FY2019 Guidance	FY2018 Actual	FY2019 Guidance	FY2018 Actual

Diluted EPS	$.66 to $.67	$.69	$2.41 to $2.43	$2.02
Pension Settlement Charge	-	-	$.02	-
2017 Tax Act Benefit	($.10)	($.09)	($.36)	($.09)
Benefit of Extra Week in Fiscal 2018	-	($.06)	-	($.06)
Sierra Trading Post Impairment Charge	-	$.05	-	$.05

Adjusted Diluted EPS[1]	$.56 to $.57	$.59	$2.08 to $2.09	$1.93
[1]Adjusted Diluted EPS totals may not foot due to rounding.

Stores by Concept

During the third quarter ended November 3, 2018, the Company increased its store count by 102 stores to a total of 4,296 stores. The Company increased square footage by 4% over the same period last year.

	Store Locations[1]		Gross Square Feet[2]
	Third Quarter		Third Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,236	1,247	34.3	34.4
Marshalls	1,077	1,091	31.4	31.6
HomeGoods	716	745	16.8	17.4
Sierra Trading Post	33	35	0.7	0.8
Homesense	8	16	0.2	0.4
In Canada:
Winners	270	271	7.5	7.5
HomeSense	120	125	2.8	2.9
Marshalls	79	88	2.2	2.4
In Europe:
T.K. Maxx	552	566	16.1	16.3
Homesense	61	68	1.2	1.3
In Australia:
T.K. Maxx	42	44	0.9	1.0

TJX	4,194	4,296	114.0	116.0
[1]Store counts above include both banners within a combo or a superstore. [2]Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of November 3, 2018, the end of the Company’s third quarter, the Company operated a total of 4,296 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and three e-commerce sites. These include 1,247 T.J. Maxx, 1,091 Marshalls, 745 HomeGoods, 35 Sierra Trading Post, and 16 Homesense stores, as well as tjmaxx.com and sierratradingpost.com in the United States; 271 Winners, 125 HomeSense, and 88 Marshalls stores in Canada; 566 T.K. Maxx and 68 Homesense stores, as well as tkmaxx.com, in Europe; and 44 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at tjx.com.

Fiscal 2019 Third Quarter Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s third quarter Fiscal 2019 results, operations, and business trends. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, November 27, 2018, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of tjx.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; personnel recruitment, training and retention; labor costs and workforce challenges; data security; information systems and implementation of new technologies; economic conditions and consumer spending; adverse or unseasonable weather; serious disruptions or catastrophic events; corporate and retail banner reputation; quality, safety and other issues with our merchandise; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; expanding international operations; merchandise sourcing and transport; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; outcomes of litigation, legal proceedings and other legal or regulatory matters; tax matters; disproportionate impact of disruptions in the second half of the fiscal year; real estate activities; inventory or asset loss; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017

Net sales	$9,825,759	$8,762,220	$27,845,594	$24,903,944

Cost of sales, including buying and occupancy costs	6,983,483	6,150,020	19,797,537	17,652,767
Selling, general and administrative expenses	1,756,448	1,584,219	5,006,937	4,479,470
Pension settlement charge	36,122	—	36,122	—
Interest expense, net	3,188	7,981	10,365	27,499

Income before provision for income taxes	1,046,518	1,020,000	2,994,633	2,744,208
Provision for income taxes	284,265	378,564	776,373	1,013,536

Net income	$762,253	$641,436	$2,218,260	$1,730,672

Diluted earnings per share	$0.61	$0.50	$1.75	$1.33

Cash dividends declared per share	$0.195	$0.156	$0.585	$0.469

Weighted average common shares – diluted	1,257,562	1,285,762	1,264,100	1,297,344

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	November 3, 2018	October 28, 2017

ASSETS
Current assets:
Cash and cash equivalents	$2,711.8	$2,364.2
Short-term investments	—	511.6
Accounts receivable and other current assets	1,061.8	788.3
Merchandise inventories	5,543.4	4,725.9

Total current assets	9,317.0	8,390.0

Net property at cost	5,165.9	4,858.3

Goodwill	97.3	196.4
Other assets	445.0	433.0

TOTAL ASSETS	$15,025.2	$13,877.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,340.6	$2,986.4
Accrued expenses and other current liabilities	2,673.2	2,481.6

Total current liabilities	6,013.8	5,468.0

Other long-term liabilities	1,284.9	1,160.0
Non-current deferred income taxes, net	236.7	374.3
Long-term debt	2,232.9	2,229.8

Shareholders’ equity	5,256.9	4,645.6

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$15,025.2	$13,877.7

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Thirty-Nine Weeks Ended
	November 3, 2018	October 28, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,218.3	$1,730.7
Depreciation and amortization	601.2	532.4
Pension settlement charge	36.1	—
Deferred income tax (benefit) provision	(15.6)	35.8
Share-based compensation	77.4	77.2
Decrease (increase) in accounts receivable and other assets	26.9	(138.7)
(Increase) in merchandise inventories	(1,442.6)	(1,042.7)
Increase in accounts payable	902.5	733.3
Increase (decrease) in accrued expenses and other liabilities	64.4	(3.8)
Other	9.2	5.2

Net cash provided by operating activities	2,477.8	1,929.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(873.0)	(827.5)
Purchases of investments	(157.2)	(630.1)
Sales and maturities of investments	634.3	658.2
Other	26.7	—
Net cash (used in) investing activities	(369.2)	(799.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(1,591.4)	(1,239.0)
Proceeds from issuance of common stock	239.6	89.2
Cash dividends paid	(682.3)	(566.9)
Other	(21.5)	(19.1)
Net cash (used in) financing activities	(2,055.6)	(1,735.8)

Effect of exchange rate changes on cash	(99.7)	40.2

Net (decrease) in cash and cash equivalents	(46.7)	(565.6)
Cash and cash equivalents at beginning of year	2,758.5	2,929.8

Cash and cash equivalents at end of period	$2,711.8	$2,364.2

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net sales:
In the United States:
Marmaxx	$5,973,476	$5,298,479	$17,202,115	$15,550,253
HomeGoods	1,463,892	1,228,768	4,060,569	3,506,435
TJX Canada	1,036,884	983,236	2,828,456	2,554,033
TJX International	1,351,507	1,251,737	3,754,454	3,293,223
Total net sales	$9,825,759	$8,762,220	$27,845,594	$24,903,944

Segment profit:
In the United States:
Marmaxx	$762,911	$666,092	$2,343,682	$2,100,138
HomeGoods	166,090	163,835	455,540	457,272
TJX Canada	182,170	206,472	446,089	392,581
TJX International	102,432	87,066	191,949	132,893
Total segment profit	1,213,603	1,123,465	3,437,260	3,082,884

General corporate expense	127,775	95,484	396,140	311,177
Pension settlement charge	36,122	—	36,122	—
Interest expense, net	3,188	7,981	10,365	27,499
Income before provision for income taxes	$1,046,518	$1,020,000	$2,994,633	$2,744,208

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1.	On September 17, 2018, TJX announced that its Board of Directors approved a two-for-one stock split of the Company's common stock in the form of a stock dividend, payable November 6, 2018 to the shareholders of record at the close of business on October 30, 2018. The split was subject to shareholder approval of an increase in the number of authorized shares which was approved at a special shareholder meeting on October 22, 2018. The stock split increased common stock issued and outstanding by 617 million shares. All historical per share amounts and references to common stock activity, as well as basic and diluted earnings per share amounts, have been adjusted to reflect the two-for-one stock split.

2.	During the third quarter ended November 3, 2018, TJX repurchased and retired 11.4 million shares of its common stock at a cost of $0.6 billion on a "trade date" basis. During the nine months ended November 3, 2018, TJX repurchased and retired 34.0 million shares of its common stock at a cost of $1.6 billion, on a "trade date" basis. In February 2018, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $3.0 billion of TJX common stock from time to time. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

3.	During the third quarter the Company purchased a group annuity contract pursuant to which the pension benefit obligations for certain U.S. retirees and beneficiaries under the Company's pension plan were transferred to an insurer in exchange for $207 million in pension plan assets. As a result of this transaction, the pension plan's total liability has been remeasured, resulting in a non-cash settlement charge to the Company that reduced third quarter fiscal 2019 pretax income by $36.1 million and earnings per share by $0.02.

4.	During the fourth quarter ended February 3, 2018, the Company recorded a $99.3 million impairment charge, primarily goodwill, related to Sierra Trading Post.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323